                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        _______________________________


                                 FORM S-3



            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                  GRAND PRIX ASSOCIATION OF LONG BEACH, INC.
            (Exact name of registrant as specified in its charter)



                  CALIFORNIA                         95-2945353
        (State or other jurisdiction             (I.R.S. Employer
        of incorporation or organization)      Identification Number)



                   3000 PACIFIC AVENUE, LONG BEACH, CA  90806
                                 (562) 981-2600
    (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)


      CHRISTOPHER R. POOK, PRESIDENT      WITH A COPY TO:
      GRAND PRIX ASSOCIATION OF           EDWARD S. GELFAND, ESQ.
      LONG BEACH, INC.                    GARTENBERG JAFFE GELFAND & STEIN LLP
      3000 PACIFIC AVENUE                 11755 WILSHIRE BLVD., SUITE 1230
      LONG BEACH, CA   90806              LOS ANGELES, CA 90025
      (562) 981-2600                      (310) 479-0044

          (Name, address, including zip code, and telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                             ---

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
 Title of each class of                                 Proposed maximum           Proposed maximum
   securities to be     Amount to be registered    offering price per share   aggregate offering price    Amount of registration
     registered                   (1)                                                                            fee (2)
    Common Stock
    No Par Value             554,670 shares                  $14.44                 $8,009,434.00                 $2,362.79
====================================================================================================================================

NOTES:   (1)  Plus such indeterminate number of additional shares of Common
Stock as may be required in the event of a stock dividend, reverse stock split, combination of shares, recapitalization or any other change in the Company's
capital stock.    (2) The registration fee was calculated pursuant to Rule
457(c) based on the average bid and asked price for the company's Common Stock as reported by NASDAQ on February 19, 1998.

                                 DELAYING AMENDMENT


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

 ****************************************************************************
 * Information contained herein is subject to completion or amendment. A     *
 * registration statement relating to these securities has been filed with   *
 * the Securities and Exchange Commission. These securities may not be sold  *
 * nor may offers to buy be accepted prior to the time the registration      *
 * statement becomes effective. This Prospectus shall not constitute an offer*
 * to sell or the solicitation of an offer to buy nor shall there be any sale*
 * of these securities in any state in which such offer, solicitation or sale*
 * would be unlawful prior to registration or qualification under the        *
 * securities laws of any such state.                                        *
 ****************************************************************************


                SUBJECT TO COMPLETION, DATED FEBRUARY 19, 1998

                                 554,670 SHARES

                  GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                                 COMMON STOCK


This Prospectus has been prepared for use in connection with the proposed resale of an aggregate of up to 554,670 shares (the "Shares") of the Company's common stock, no par value per share, (the "Common Stock") which are held by various current and past employees or directors (the "Selling Stockholders") of the Company, who acquired the Shares upon the exercise of stock options granted to them under the Company's 1990 Stock Option Plan (the "Plan"), which Plan was terminated on May 16, 1996. The Shares may be offered and sold by the Selling Stockholders from time to time directly or through agents or to or through broker-dealers. The Shares may be sold in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares may be sold through a broker-dealer acting as agent or broker for the Selling Stockholders, or to a broker-dealer acting as principal. See "Plan of Distribution." Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" are to Grand Prix Association of Long Beach, Inc., a California corporation, and its subsidiaries.

The Common Stock is traded on the NASDAQ National Market System under the trading symbol GPLB. On February 19, 1998, the closing price for the Common Stock as reported by NASDAQ was $14.375.

The Company will receive no portion of the proceeds from the sale of the Shares offered hereby. All selling and other expenses incurred by the Selling Stockholders in connection with the sale of the Shares will be paid by the Selling Stockholders or by the purchasers of the Shares, except that the Company will bear the expense of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission and of registering or qualifying the Shares. See "Plan of Distribution" and "Selling Stockholders."

SEE "RISK FACTORS," COMMENCING ON PAGE 6 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the existence of an exemption from registration or the registration thereof under the securities laws of the states in which such transactions occur.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of the Prospectus is February 19, 1998.

                                 AVAILABLE INFORMATION


The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as such reports, proxy statements and other information, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. and should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the NASDAQ National Market System, and the reports, proxy statements and certain other information filed by the Company may be obtained by calling the NASDAQ Public Reference Room Disclosure Information Group at (800) 638-8241 or (202) 728-8298 or on the Internet at www.freeedgar.com.

This Prospectus constitutes a part of the Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "1933 Act"). As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not necessarily complete. The material terms of such documents are described herein. With respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in all respects by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE


The following documents have been filed with the Commission and are incorporated herein by reference:


(a) The Prospectus of Grand Prix Association of Long Beach, Inc. dated June 24, 1996, filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the 1933 Act.


(b) The Registrant's Form 8-K filed with the Securities and Exchange Commission on July 10, 1996, regarding the acquisition of Memphis Motorsports Park.


(c) The Registrant's annual report on Form 10-KSB for fiscal year ended June 30, 1996, as filed with the Securities and Exchange Commission on October 14, 1996.


(d) The Registrant's Form 8-K filed with the Securities and Exchange Commission on September 18, 1996, regarding the addition of Neil Matlins to the Board of Directors.


(e) The Registrant's quarterly report on Form 10-QSB for fiscal quarter ended September 30, 1996, as filed with the Securities and Exchange Commission on November 14, 1996.


(f) The Registrant's Form 8-K filed with the Securities and Exchange Commission on December 18, 1996, regarding the change of Registrant's fiscal year end to November 30.


(g) The Registrant's annual report on Form 10-KSB for the transition period from July 1, 1996, through November 30, 1996, filed February 28, 1997, as amended by Form 10-KSB/A filed on April 8, 1997, and Form 10-KSB/A2 filed on August 15, 1997.


(h) The Registrant's quarterly report on Form 10-QSB for the fiscal quarter ended February 28, 1997, as filed with the Securities and Exchange Commission on April 11, 1997.


(i) The Registrant"s Form 8-K filed with the Securities and Exchange Commission on September 11, 1997, regarding the sale of 630,000 shares of its unregistered common stock.


(j) The Registrant's quarterly report on Form 10-QSB for the fiscal quarter ended May 31, 1997, as filed with the Securities and Exchange Commission on July 15, 1997.


(k) The Registrant's quarterly report on Form 10-QSB for the fiscal quarter ended August 31, 1997, as filed with the Securities and Exchange Commission on October 15, 1997.


(l) The Registrant's Form 8-K filed with the Securities and Exchange Commission on November 7, 1997, regarding sanction agreements having been obtained for two NASCAR truck races in 1998.


(m) The Registrant's Form 8-K filed with the Securities and Exchange Commission on November 19, 1997, regarding the addition of two directors to the board.


(n) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the 1934 Act since fiscal year ended November 30, 1996.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a report or document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Grand Prix Association of Long Beach, Inc., 3000 Pacific Avenue, Long Beach, California 90806, Attn: Corporate Secretary [telephone (562) 981-2600].

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT.


                                 THE COMPANY


Since its formation as a California corporation in 1974, the Grand Prix Association of Long Beach, Inc. (the "Company") has been in the business of organizing and promoting automobile racing events. The Company developed and, since 1975, has operated the Grand Prix of Long Beach (the "Grand Prix"), an annual temporary circuit professional motorsports event in Long Beach, California. The Grand Prix has the second highest paid attendance of any Indy car race, second only to the Indianapolis 500. The Grand Prix weekend has attracted in excess of 200,000 paid spectators in each of the past six years, and is currently televised to over 125 countries throughout the world.

The Company's business strategy is to continue to maintain the Grand Prix as one of the motorsports industry's premier annual events, and to capitalize upon the experience and expertise of its senior management team through the development of other motorsports venues. In furtherance of this strategy, the Company seeks to locate, acquire, develop and operate venues which the Company believes are underdeveloped or underutilized; are located in major metropolitan areas; can be acquired, improved and developed at a reasonable cost; and can be operated as multi-purpose motorsports facilities.

In November 1994, the Company acquired an existing 154 acre permanent motorsports facility, Gateway International Raceway, in Madison, Illinois (near St. Louis) with the plan to redevelop it into a "state of the art" multi-purpose racing and driver training facility. Since it acquired this facility, the Company has replaced the existing facility and put in place a new infrastructure, including electrical service, a sanitation system, a ground water drainage system, and ingress and egress roads for new parking facilities, as well as a new drag strip, oval track, and road course, a drag strip tower, an oval suite tower, walkways, concession stands and grandstands capable of presently hosting 55,000 spectators per event and eventually 85,000 per event at the oval and 30,000 at the drag strip. The Company is in the process of adding restrooms and improving parking.

In June 1996, the Company acquired its second permanent motorsports facility, Memphis Motorsports Park, in Millington, Tennessee, with the intention to modify and improve it in order to bring the facility up to "today's" professional
motorsports standards.   Memphis Motorsports Park is a facility of approximately
375 acres located approximately ten miles northeast of downtown Memphis, Tennessee. The facility, which was constructed in 1987, currently has a regulation NHRA drag strip, a road course and a 1/4 mile dirt track, ten corporate suites, and is capable of seating approximately 35,000 people utilizing its

5,500-seat permanent grandstand supplemented by the Company's portable grandstands. The Company is in the process of making needed improvements and expansions to Memphis Motorsports Park, including converting the old clay oval to a 3/4 mile paved oval, modifying the road course and increasing the seating capacity to enable this regional facility to acquire additional nationally sanctioned motorsports events as well as to continue to host local and regional events.

Both Gateway International Raceway and Memphis Motorsports Park have the capability of hosting major stock car and Indy car races. Both facilities have national caliber National Hot Rod Association ("NHRA") 1/4 mile drag strips. In 1998, Memphis Motorsports Park will host the NHRA Pennzoil Nationals, Presented by AutoZone; a National Association for Stock Car Auto Racing ("NASCAR") Craftsman Series Truck race, and an Automobile Racing Club of America ("ARCA") and United States Auto Club ("USAC") Silver Crown event. Gateway International Raceway will host the NHRA Craftsman Nationals, in addition to the Motorola 300 Fedex Championship Series event, the CARQUEST Auto Parts 250 NASCAR Busch Series Grand National Division race, and a NASCAR Craftsman Series Truck race.

Prior to the fiscal year ended November 30, 1996, the Company derived the majority of its revenues from the Grand Prix. With the addition of the two new permanent facilities, its reliance on the Grand Prix as its primary revenue producer has diminished. However, the Company will continue to place great emphasis on its annual Grand Prix and the revenue it generates.

A further business strategy of the Company has been to maximize the productivity of both its employees and the race-related operating equipment it has acquired over the years, by renting its temporary structures and electrical equipment to other event operators and providing consulting and marketing services to other entities. While both Gateway International Raceway and Memphis Motorsports Park need a relatively limited amount of temporary equipment to meet peak demands, the Company intends to enter the equipment rental business in those markets as well as to continue in the Southern California market. In addition to rental of temporary structures and electrical services for other special events, the Company will continue to provide marketing and promotional services for other entities, as well as media production services and merchandise/souvenirs for all three of its venues - Long Beach, Gateway and Memphis.

On August 8, 1997, the Company signed Stock Purchase Agreements with Midwest Facility Investments, Inc. ("MFI"), a wholly owned subsidiary of International Speedway Corporation, and Penske Motorsports, Inc. ("PMI") (the "Stock Purchase Agreements") for the purchase by each of 315,000 shares of the Company's unregistered Common Stock for a purchase price of $12.34 per share. This purchase resulted in MFI and PMI each owning 7.2% of the Company's outstanding Common Stock. The Stock Purchase Agreements provide that the funds received by the Company from the sale of stock to MFI and PMI must be used only for capital expenditures for Board approved improvement projects that are intended to enhance the Company's ability to obtain additional motor racing events at its Gateway International Raceway and Memphis Motorsports Park facilities; and give MFI and PMI certain preemptive rights for up to four years. In connection with the Stock Purchase Agreements, the Company agreed to expand its Board of Directors by two and to use its best efforts to cause one nominee of MFI and one
nominee of PMI to be elected to the Board to fill the new positions.   MFI and
PMI also agreed (until the earlier of (i) six years or (ii) the date Christopher
R. Pook ceases to serve as Chief Executive Officer unless a successor approved by MFI and PMI has been appointed within 120 days, (iii) there is a tender offer for the Company's shares or (iv) the Company enters into a merger or other agreement pursuant to which the Company's current shareholders would own less than 50% of the surviving corporations capital stock) not to (a) purchase additional shares of the Company's stock without Board approval, (b) conduct a proxy contest to obtain control of the Board or (c) enter into any non-market transaction to sell the Company's stock to anyone who does not agree to be bound by the same aforementioned stand still provisions, except they may each purchase up to 5% of the Company's outstanding Common Stock, and purchase shares from other shareholders who are subject to a Right of First Refusal Agreement between MFI and PMI and that shareholder (hereinafter the "stand still" provisions).

In connection with the Stock Purchase Agreements, the bylaws of the Company were amended by majority vote of the shareholders to increase the board of directors to a maximum of eleven and on October 13, 1997, Gregory W. Penske and H. Lee Combs were elected as directors to the Company's board.

Concurrent with the signing of the Stock Purchase Agreements, the same parties signed Registration Rights Agreements, pursuant to which the Company agreed, for a period of three years, to provide MFI and PMI the right to demand that the Company register the shares acquired by MFI and PMI concurrent with the registration of shares for any other security holder (other than on a form S-4 or S-8 or in connection with the registration of the Common Stock issued upon the conversion of its

Series B Convertible Preferred shares if the same was filed prior to September 30, 1997) as long as MFI and PMI own at least 1% of the outstanding shares of the Company's Common Stock. The Company also agreed, not later than June 30, 1998, to file a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act covering the 630,000 shares collectively purchased pursuant to the Stock Purchase Agreements by MFI and PMI. MFI and PMI have elected not to exercise their registration rights in connection with this registration.

Further to the Stock Purchase Agreements and Registration Rights Agreements, MFI and PMI entered into a Right of First Refusal Agreement with certain shareholders of the Company, which shareholders collectively control 38% of Company's outstanding shares (assuming such shareholders exercise all conversion rights, exercise all options and warrants held by them). All of the Selling Stockholders except John Read and Lou Mirabile are parties to the Right of First Refusal Agreement. Exercise of their rights of first refusal pursuant to these agreements could result in MFI and/or PMI acquiring over 40% of the Company's Common Stock. In December 1997, MFI and PMI exercised their right of first refusal to acquire 22,500 shares each offered by EDMARJON-RONBREWDAVE, LLC.

The Company's headquarters are located at 3000 Pacific Avenue, Long Beach, California 90806. Its telephone number is (562)981-2600.



                                 RISK FACTORS


An investment in the securities offered hereby is highly speculative and involves a high degree of risk. Prospective investors should carefully consider all of the information contained in this Prospectus, and in particular, the following factors which could materially and adversely affect the operations and prospects of the Company or an investment therein, before making a decision to purchase any securities offered hereby.

This Prospectus contains forward looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those articulated in these forward looking statements as a result of certain factors, including those set forth in the "Risk Factors" section and elsewhere in this Prospectus.

WEATHER AND CONSTRUCTION DELAYS

Adverse weather conditions have caused construction delays and could cause further delays in construction at the Company's Memphis Motorsports Park facility. Delays in construction of improvements at Memphis Motorsports Park have resulted in one event which was scheduled to be hosted at Memphis Motorsports Park being rescheduled to be held at Gateway International Raceway. Future construction delays could result in the cancellation of an event scheduled to be held at one or both facilities. Weather conditions could also cause the cancellation or postponement of one or more events. The Company's inability to host scheduled events could have a material adverse effect on its business, revenues and financial condition.

IMPORTANCE OF SANCTIONING CONTRACTS

The success of the Company depends in large part on its ability to attract and retain national racing events sanctioned by motorsports' principal governing
bodies, particularly at its permanent facilities.   To date, the Company has
been able to secure four such events for Gateway International Raceway and three for Memphis Motorsports Park. The Company entered into a four year agreement with CART for annual events starting in 1997, a three year lease with NHRA for an annual national event starting in 1997 with options for an additional 10 years, and a one year agreement with NASCAR for a 1998 Craftsman Truck Series and a Busch Series, Grand National Division event at Gateway International
Raceway.   With respect to Memphis Motorsports Park, the Company has one year remaining on its agreement with the NHRA for an annual national event (1998) and a one year agreement with NASCAR for a 1998 Craftsman Truck Series event. Memphis Motorsports Park has a one year agreement with ARCA for a national championship stock car event, and it also has two years remaining on its agreement with USAC for a Silver Crown Championship series annual event. The Company has one year remaining on its sanction agreement with CART for the Grand Prix at Long Beach with options through the year 2000. The inability of the Company to obtain further sanction agreements and to maintain sanction agreements at this level would likely result in lower than anticipated revenues for the Company from admissions, promotions, sponsorships, hospitality, concessions, and merchandise, which could have a material adverse effect on the Company's business, financial condition, and results of operations.

COMPETITION

The Company's racing events compete with other sports and recreational events scheduled on the same dates, as well as with motorsports racing events sanctioned by various other racing bodies. Racing events sanctioned by different organizations are often held on the same dates at different tracks. The Company competes with other track owners for the patronage of motor racing spectators as well as for promotions and sponsorships. The Company's agreement with CART grants it the exclusive right to conduct a CART-sanctioned Championship Series race in Southern California; however, the agreement allows CART to grant a CART-sanctioned event to California Speedway recently constructed approximately 60 miles from Long Beach in Fontana, California, as long as such race is not held within a period of several months before or after the Grand Prix, which is traditionally held in April. The California Speedway has scheduled a CART-sanctioned Indy car race for November 1, 1998, and is scheduled to host several NASCAR events in 1998. Furthermore, it was recently announced that the Route 66 Raceway, a new track under construction 23 miles southwest of Chicago, Illinois will host a NHRA national event in late May, and an AMA Superbike Tour event in August, 1998. International Speedway Corporation recently announced that it is building a track in Kansas City capable of hosting oval track events which it expects will be completed in two years. The conduct of such competing events could have a material adverse impact on attendance, sponsorships and other revenues from the Grand Prix and events held at Gateway International Raceway and Memphis Motorsports Park.

SEASONALITY

Through its fiscal year ended November 30, 1996, most of the Company's revenues were derived from the annual Grand Prix held each April, in the Company's second fiscal quarter. The Company anticipates that the addition of revenues from operations at Gateway International Raceway and Memphis Motorsports Park will result in significant revenues in its third and fourth quarters as well. However, because Gateway International Raceway and Memphis Motorsports Park will have very limited, if any, racing during the winter season, it is anticipated that during the period from November through February the Company will continue to have minimal revenues resulting in significant operating losses during its first fiscal quarter.

GOVERNMENT APPROVALS

Operation of the Grand Prix is dependent upon obtaining a permit from the City of Long Beach allowing the Company to hold the race on city streets. The Company has such a permit through the year 2010. Traditionally, the city has been cooperative in working with the Company with respect to the terms of the permit and in extending the term thereof; however, there is no assurance that the City of Long Beach will extend the permit after the year 2010.

SPONSORSHIP CONTRACTS

The Company derives a substantial portion of its annual revenues from sponsorship agreements, including title sponsorship of its various events, sponsorship of its permanent venues, and "official product" sponsorships. The Company's title sponsorship agreements include a contract with Toyota Motor Sales U.S.A. for title sponsorship of the Grand Prix through the year 2000; an agreement with Motorola for title sponsorship of Gateway International Raceway's 1997 CART Indy car race, which Motorola has indicated they intend to renew for three years; a three year agreement with Carquest to act as the title sponsor of the Busch Series Grand National NASCAR event at Gateway; a two year agreement with NHRA for Sears Craftsman to be the sponsor of the NHRA event at Gateway International Raceway; and an agreement with the NHRA for Pennzoil to be the sponsor of the NHRA event at Memphis Motorsports Park through the 1998 event. Loss of these title sponsorships or other major sponsorship agreements or failure to secure such sponsorship agreements in the future could have a material adverse affect on the Company's revenues.

GOVERNMENT REGULATION OF SPONSORS

The Company derives a significant portion of its revenue each year from sponsorship and advertising by various companies. Tobacco and liquor companies have traditionally sponsored motorsports events. In August 1995, the U.S. Food and Drug Administration announced proposed regulations which, if implemented, could potentially restrict tobacco industry sponsorship of sporting events. Furthermore, recent tobacco litigation and settlements between tobacco companies and several states could have an impact on the tobacco industry's ability and/or desire to engage in motorsports sponsorship and advertising activities. Government regulations and restrictions on advertising by tobacco, liquor and other potential sponsors could adversely impact the Company's revenues, as well as that of the motorsports industry as a whole, and there is no assurance that alternate sponsors could be obtained.

RELIANCE ON THE GRAND PRIX OF LONG BEACH

Traditionally the Company has obtained in excess of 80% of its annual revenues from the Grand Prix. In 1996, the Grand Prix accounted for approximately 72% of the Company's revenues. Once Gateway International Raceway and Memphis Motorsports Park are fully operational and have completed one entire racing season, the impact of those facilities contribution on the Company's revenue could prove to be significant. Until that time, the Company expects that the Grand Prix will continue to account for a significant portion of its revenues and operating income. Although the Company has operated a racing event on the streets of Long Beach for 23 years, there can be no assurance that the Grand Prix will continue to be successful. Although the Company has an agreement with the City of Long Beach to operate the Grand Prix through 2010, and with CART to sanction the Grand Prix Indy car race through 1998, which may be extended to 2000 at the option of the Company, the loss or cancellation of either of these agreements could have a material adverse effect on the financial viability of the Company.

INSURANCE

The Company maintains insurance policies that provide coverage within limits that are sufficient, in the opinion of management, to protect the Company from material financial loss incurred in the ordinary course of business. The Company also purchases special event insurance for motorsports events to protect against race related liabilities. The Company also maintains "key man" insurance on its key corporate executives. However, there can be no assurance that such insurance will be adequate at all times and in all circumstances. If the Company is held liable for damages beyond the scope of its insurance coverage, its business, financial condition and results of operations could be materially and adversely affected.

LIABILITY FOR PERSONAL INJURIES

Motorsports can be dangerous to participants and to spectators. The Company maintains insurance policies that provide coverage within limits that are sufficient, in the judgment of management, to protect the Company from material financial loss due to liability for personal injuries sustained by persons on the Company's premises in the ordinary course of the Company's business. Throughout the year the Company maintains commercial general and automobile liability insurance with a combined single limit of $5,000,000 per occurrence. During the weekend of the Grand Prix, the Company increases its insurance coverage to $20,000,000 per occurrence to encompass the heightened risks associated with running a race on city streets. However, there can be no assurance that such insurance will be adequate at all times and in all circumstances. If the Company is held liable for personal injuries beyond the scope of its insurance coverage, its business, financial condition and results of operations could be materially and adversely affected.

PATENTS, TRADEMARKS, COPYRIGHTS

The Company has registered the following trademarks: "Long Beach Grand Prix", "U.S. Grand Prix West", "200 MPH Beach Party", "LBGP" and others and regularly copyrights its artwork, including poster art and artwork for clothing and souvenirs sold at the Grand Prix, Gateway International Raceway and Memphis
Motorsports Park.   Although the Company takes care to protect
its intellectual property, the loss of any of these trademarks, copyrights or patents would not, in the opinion of management, have a material adverse effect on the revenues of the Company.

STATUS OF GATEWAY LAW ENFORCEMENT DRIVING SCHOOL

In its initial public offering Prospectus, the Company disclosed that it expected to apply approximately $1,500,000 of the net proceeds from its initial public offering to establish and equip the Gateway Law Enforcement Driving School. Because the Company was able to obtain major event sanctions for Gateway International Raceway earlier than anticipated, it had to accelerate redevelopment of Gateway International Raceway in order to permit it to host those major events in 1997. The cost of redeveloping and improving Gateway International Raceway at an accelerated rate has exceeded the initial redevelopment estimates, and the portion of the proceeds used for the redevelopment of Gateway International Raceway has exceeded the estimate set forth in the Prospectus. Therefore, the Company anticipates that it will not have sufficient proceeds from the initial public offering remaining after completion of the Gateway redevelopment to enable it to establish and equip the
Gateway Law Enforcement Driving School from that source of funds.   However, the
Company does intend to go forward with the law enforcement driving school on the schedule anticipated in its initial public offering prospectus, and believes that the cash flow from earnings generated from major events which have and can be hosted at the redeveloped Gateway International Raceway will be sufficient to
complete this goal.   The Company's inability to direct sufficient funds from
other sources to establish and equip the Gateway Law Enforcement Driving School could have a material adverse effect on the Company's business and financial condition.

RESTRICTION ON USE OF FUNDS

On August 8, 1997, the Company entered into Stock Purchase Agreements with MFI and PMI, for the purchase by each of 315,000 shares of the Company's unregistered Common Stock for which the Company was paid a total of $7,616,623. The Stock Purchase Agreements provide that the funds received by the Company from the sale of stock to MFI and PMI must be used for capital expenditures of Board approved improvement projects that are intended to enhance the Company's ability to promote additional motor racing events at its Gateway International Raceway and Memphis Motorsports Park facilities. This restriction on the Company's use of proceeds could result in the Company having insufficient funds for ongoing operations and could have a material adverse effect on the Company's ability to meet current financial obligations.

POTENTIAL FOR CHANGE IN CONTROL

In accordance with the Right of First Refusal Agreement entered into between MFI and PMI and certain shareholders of the Company (which shareholders collectively control 38% of the Company's outstanding shares, assuming such shareholders exercise all conversion rights, exercise all options and warrants held by them, after issuance of the shares purchased by MFI and PMI pursuant to the Stock Purchase Agreement), PMI and MFI have the right to purchase any shares offered by parties to the Right of First Refusal Agreement. In the Stock Purchase Agreement, MFI and PMI are allowed to each purchase up to 5% of the Company's outstanding Common Stock, and purchase shares from other shareholders who are subject to a Right of First Refusal Agreement between them and that shareholder. In the event that such purchases bring the total ownership of MFI or PMI to greater than 10%, each has the right to purchase sufficient Common Stock on the open market to bring the ownership interest of each up to 20.5% of the outstanding Common Stock of the Company. If they make such purchases, however, their rights under the Right of First Refusal Agreement are reduced on a share
for share basis.   Exercise of their rights of first refusal and other rights pursuant to these agreements could result in MFI and/or PMI acquiring over 40% of the Company's Common Stock. Both MFI and PMI are SEC reporting companies. None of the control persons of the Company serve on the boards of directors of
MFI, PMI or International Speedway Corporation ("ISC").   H. Lee Combs, a
Director and Senior Vice President of ISC, and Gregory W. Penske, a Director and Executive Vice President of PMI are directors of the Company.

DEPENDENCE ON KEY PERSONNEL

The Company's success depends largely on the availability and performance of its senior management team, particularly Christopher R. Pook, the Company's Chairman and Chief Executive Officer. Mr. Pook's reputation and experience within the motorsports industry, including his relationship with the various motorsports sanctioning bodies, will continue to be of considerable importance to the Company. The loss of any of the Company's key personnel or its inability to attract and retain key employees in the future could have a material adverse effect on the Company. In addition, the Company's agreement with

Toyota is cancelable at the option of Toyota should Mr. Pook cease to be Chairman or Chief Executive Officer of the Company. The Stock Purchase Agreements contain certain "stand still" provisions which terminate if Christopher R. Pook ceases to serve as Chief Executive Officer, unless a successor approved by MFI and PMI has been appointed within 120 days. The loss of any of its senior management team members could have a material adverse effect on the business of the Company.

MANAGEMENT OF GROWTH

The acquisition of Gateway International Raceway and the Memphis Motorsports Park has and will continue to place substantial burdens on the Company's management resources and financial controls. The Company's ability to manage its growth effectively will require it to continue to implement and improve its operational, financial and management information systems and controls, and to train, motivate and manage its employees. The Company's failure to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

ABILITY TO MAKE ADVANTAGEOUS ACQUISITIONS

The Company's ongoing strategy includes locating, acquiring and developing multi-purpose motorsports facilities. There can be no assurance that the Company will be able to identify suitable acquisition candidates or consummate advantageous acquisitions. The Company intends to continue to review and evaluate acquisition opportunities as they arise, but presently has no commitments with respect to any potential acquisition. If the Company does make one or more future acquisitions, these acquisitions may involve the use of substantial additional debt and may not be profitable or otherwise beneficial for the Company. Due to the restriction on use of the $7,616,623 proceeds from the recent sale of stock to MFI and PMI contained in the Stock Purchase Agreements, the Company would not have those funds available for the acquisition of other facilities. Investors may not have an advance opportunity to evaluate the merits and risks of any acquisitions undertaken by the Company.

BLANK CHECK PREFERRED STOCK

The Company's Board of Directors has total discretion in the issuance of Preferred Stock and the determination of the rights and privileges associated with any shares of Preferred Stock which might be issued in the future, which rights and privileges may be detrimental to the holders of the Common Stock. The Company is authorized to issue 10,000,000 shares of Preferred Stock of which only two series, Series A Convertible Preferred Stock, representing 312,500 shares, and Series B Convertible Preferred Stock, representing 250,000 shares,
have been designated to date.   All  Series A and Series B Convertible Preferred
shares were previously converted into Common Stock. The issuance of Preferred Stock in the future could discourage or impede a tender offer, proxy contest or other similar transaction involving a potential change in control of the Company, which transaction might be viewed favorably by other shareholders.

ANTI-TAKEOVER PROVISIONS

In addition to provisions in the Company's Articles of Incorporation which authorize the issuance of "blank check" Preferred Stock, the Company's Bylaws provide for a staggered Board of Directors, and provisions in the employment agreements for each of Christopher R. Pook and James P. Michaelian provide for large severance payments to these individuals in the event of a change in control of the Company coupled with a change in their job duties. Furthermore, the Company is a party to an agreement with MFI & PMI, each of which owns 315,000 shares of the Company's Common Stock, which give these shareholders certain preemptive rights. These provisions and agreements could discourage or impede a tender offer, proxy contest or other similar transaction involving a potential change in control of the Company which transaction might be viewed favorably by minority shareholders.

ABILITY TO MEET PAYMENT OBLIGATIONS ON SWIDA LOAN

In order to finance the redevelopment of Gateway International Raceway, the Company entered into a loan agreement with Southwestern Illinois Redevelopment Authority ("SWIDA"), which agreed to fund a loan to the Company by issuing municipal bonds in the aggregate principal amount of $21,500,000 designated as the "Taxable Sports Facility Revenue Bonds, Series 1996 (Gateway International
Motorsports Corporation Project" (the "Bonds").   The Bonds are unconditionally
guaranteed by the

Company. The closing of the sale of the Bonds occurred on June 21, 1996. The Bonds were offered by SWIDA on a private placement basis in reliance upon an exemption from registration contained in Section 4(2) of the 1933 Act. SWIDA has loaned all of the proceeds from the Municipal Bond Offering to the Company for the purpose of the development, construction and expansion of Gateway International Raceway, and the funds so obtained were irrevocably committed to complete all planned construction of Gateway International Raceway, to create a $2,550,000 interest reserve fund and to pay for the cost of issuance of the Bonds. The Bonds are enhanced by the moral obligation of the State of Illinois and have a 20-year maturity. The Company issued a 20-year $21,500,000 promissory note to SWIDA which bears interest at a rate of approximately 9.1% per annum (the "SWIDA Loan"). Payments of interest are made semi-annually, and began in February 1997, with interest payments through February 1998 derived from an interest reserve fund described below, and principal payments will begin in February 2000. All proceeds from the SWIDA Loan are required to be dedicated by the Company to the redevelopment of Gateway International Raceway and debt service obligations with respect to the SWIDA Loan. As required pursuant to the financing arrangement, the Company established a $2,550,000 interest reserve fund (from the proceeds of the SWIDA Loan). In addition, the Company established a $2,300,000 debt service reserve fund from the net proceeds of its $2,500,000 private placement of its Series A Convertible Preferred Stock. In January, 1998, the Company substituted an irrevocable standby letter of credit from First Tennessee Bank for the cash on deposit in the debt reserve fund. Additionally, the Company is required to impose a 5% ticket surcharge on all nationally sanctioned motorsports events at Gateway International Raceway to establish an additional debt service reserve fund for the Bonds. Once $2,000,000 has been accumulated in this fund, excess funds then accumulating will be used to redeem Bonds annually commencing February 1, 2002. Although the Company's payment obligations for interest payments on the SWIDA Loan through February 1998, were reserved out of the proceeds of the SWIDA Loan and were held in an interest reserve fund and for the purpose of making those payments, future payments on the SWIDA Loan are intended to be made primarily from the revenues from the operations of Gateway International Raceway. Although the Company is current on its obligation and expects to meet its future debt payment obligations out of the revenues from Gateway International Raceway, and although the Company will receive certain assistance from the City of Madison, Illinois in the form of a tax increment finance fund which should assist it in meeting its debt burdens, there can be no assurance that earnings from the future operations of Gateway International Raceway will be sufficient to meet the Company's debt service obligations. If the Company is unable to meet these obligations, the resulting default could result in the foreclosure on the assets of Gateway International Raceway, and the acceleration of the Company's obligation to make payment of the full principal amount and all interest due on the SWIDA Loan.

ENCUMBRANCE OF ASSETS

In January, 1998, the Company and each of its subsidiaries, signed Guaranty Agreements, co-obligating themselves for the $2,501,825 contingent liability of Gateway International Motorsports Corporation, to First Tennessee Bank under a Reimbursement Agreement pursuant to which First Tennessee Bank issued an irrevocable standby Letter of Credit to secure Gateway International Motorsports Corporation's obligation to maintain the debt reserve fund referred to above in
connection with its agreement with SWIDA.   As further security for the standby
letter of credit, the Company's subsidiary, Memphis International Motorsports Corporation signed a deed of trust covering the Memphis facility. The Guaranty Agreements, Reimbursement Agreement and Deed of Trust contain various covenants limiting the signatory's financial, debt and financing ratios, which could have the effect of limiting the Company's ability to raise capital by asset financing. The Company's default under its agreement to maintain the debt reserve fund, would result in a draw on the letter of credit and could result in foreclosure on Memphis International Motorsports Park and trigger the Company's and each subsidiary's obligation to pay all obligations of Gateway International Motorsports Corporation under the Letter of Credit.

YEAR 2000 ISSUES

The Company is aware of the issues related to the approach of the year 2000 and has assessed and investigated what steps must be taken to ensure that its critical systems and equipment will function appropriately when the year changes. The assessment included a review of what systems and equipment need to be changed or replaced in order to function correctly within the company and with other entities. The company's accounting and ticketing hardware and software has been found to be year 2000 compliant and no corrections will be needed to those systems as a result of the year 2000. The Company does not place substantial reliance on any other systems, and no systems have been found to need substantial correction.

                                 USE OF PROCEEDS


The Company will not receive any proceeds from the sale of the Shares registered by this Form S-3. The Shares being registered are Common Stock which has been issued upon the exercise of options granted to Company employees and directors pursuant to the Company's 1990 Stock Option Plan, which Plan was terminated on May 16, 1996.



                                 PLAN OF DISTRIBUTION


The Selling Stockholders or their pledgees, donees, transferees or other successors in interest, may sell Shares in any of the following ways: (i) through dealers, (ii) through agents, (iii) or directly to one or more purchasers. The distribution of the Shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (a) on the NASDAQ National Market System (or on such national stock exchanges upon which shares of Common Stock may be traded from time to time) in transactions pursuant to and in accordance with the rules of that system, (b) in the over-the-counter market, or (c) in transactions other than on that system or in the over-the-counter market, or a combination of those transactions. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may effect these transactions by selling Shares to or through broker-dealers, and those broker-dealers may receive compensation in the form of discounts, commissions, or commissions from the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, and/or commissions from purchasers of Shares for whom they may act as agent. The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, and any broker-dealers or agents that participate in the distribution of Shares by them might be deemed to be underwriters, and any discounts, commissions, or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the 1933 Act. Affiliates of the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may act as principal or agent in connection with the offer or sale of Shares by the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest. In addition, any shares which qualify for sale pursuant to Rule 144 under the 1933 Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any proceeds from the sale of the Shares. The Company will pay the cost of preparing the Registration Statement and registering the Shares. The Selling Stockholders have been advised that they, and their pledgees, donees, transferees or other successors in interest, are subject to the applicable provisions of the 1934 Act, including without limitation Rules 10b-5, 10b-6, and 10b-7 thereunder. There can be no assurances that the Selling Stockholders will sell any or all of the Shares offered hereunder.



                                 SELLING STOCKHOLDERS


The Selling Stockholders are all past or current employees or directors of the Company who received the Shares upon the exercise of options which had been granted to them pursuant to the Company's 1990 Stock Option Plan adopted August 1990, as amended June 9, 1993 and December 1, 1993. The following table sets forth the name of the Selling Stockholders, the number of shares of the Company's Common Stock beneficially owned by the Selling Stockholders, the number of shares that may be sold by the Selling Stockholders in this Offering, and the number of shares of Common Stock to be owned by the Selling Stockholder, and the percentage of Common Stock to be owned by the Selling Stockholders, assuming none of the shares of Common Stock will be sold in this Offering.



                                                     BEFORE OFFERING                           AFTER OFFERING
                                            ---------------------------------       ------------------------------------
                                               NUMBER OF          NUMBER OF             NUMBER OF
                                                SHARES              SHARES               SHARES             PERCENT OF
                                             BENEFICIALLY         WHICH MAY           BENEFICIALLY          OUTSTANDING
                                                OWNED             BE SOLD IN           OWNED (2)            SHARES (3)
                                                                 OFFERING (1)
                                            -------------      --------------       ---------------      ---------------
Christopher R. Pook and                       515,558              183,897              515,558                     11%
Ellen L. Pook, Trustees of the
Pook Family Trust (5)

James P. Michaelian                           263,459              114,998              263,459                      5%

Dwight Tanaka & Sharon Tanaka                  65,619               55,204               65,619                      1%

Michael S. Clark                               38,535               32,190               38,535            less than 1%

Gemma Bannon & Martin Bannon                   27,581               23,049               27,581            less than 1%

Joseph Ainge and Constance                     57,978               16,148               57,978            less than 1%
Ainge, Trustees of the Ainge
Family Trust dated 11/21/96

Daniel  S. Gurney and/or                       82,792               16,148               82,792                      1%
Evi Gurney

Wayne G. Kees Trustee of the
Wayne G. Kees Living Trust
dated 10/21/89                                 57,978               16,148               57,978                      1%

Lou Mirabile                                   67,341               16,148               67,341                      1%

George Pellin                                  71,146               16,148               71,146                      1%

John R. Queen, Jr. &
Patricia Queen                                 93,862               16,148               93,862                      2%

John Read, Trustee of the
John E. Read Family Trust                      59,156               16,148               59,156                      1%

Rod Sette & Gayle Sette                        47,965               16,148               47,965                      1%

James Sullivan & Betty
Sullivan Trustees under the
S.R.E. Industries Pension
Plan & Trust (4)                               67,978               16,148               67,978                      1%

________________________________________________________________________________


Footnotes:

(1) All of the Shares are subject to the Right of First Refusal Agreement except those held by John Read and Lou Mirabile. See "The Company."

(2) Assumes no shares will be sold.

(3) As of February 9, 1998, there were 4,660,236 shares of Common Stock outstanding, including the Shares being registered hereby.

(4) James Sillivan and Betty Sullivan each own 7,114 of these shares in their individual names.

(5) Mr. Pook's wife holds 65,805 of these shares in her name.



                                    EXPERTS


The financial statements of the Company for the period ended November 30, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. See "Documents Incorporated by Reference."



                          DESCRIPTION OF COMMON STOCK


The description of the Company's Common Stock to be offered pursuant to this Prospectus has been incorporated into this Registration Statement. See "Documents Incorporated by Reference."



                                 LEGAL MATTERS


The validity of the Shares offered hereby will be passed upon for the Company by Gartenberg Jaffe Gelfand & Stein, LLP, Los Angeles, California.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a schedule of the estimated expenses (all of which will be borne by the Company) incurred in connection with the offering of the securities registered hereby, other than underwriting discounts and commissions, if any. All of the amounts shown are estimates, except the SEC registration fee.

SEC Registration fees                   $ 2,362.79
Transfer agent's fees                   $   280.00
Printing & engraving                    $ 1,000.00
Legal fees & expenses                   $ 5,000.00
Accounting fees & expenses              $ 3,500.00
Miscellaneous                           $   500.00
                                        ----------
Total fees & expenses of issuance:      $12,642.79



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation and Bylaws contain provisions limiting the personal liability of directors to the Company or its shareholders and indemnifying directors, officers, employees and agents of the Company for actions, in their capacity as such, to the fullest extent permitted by law. In August, 1994, each of the then-existing non-employee directors of the Company entered into indemnification agreements with the Company pursuant to which the Company agreed to indemnify the non-employee directors against expenses incurred by a non-employee director arising out of any act or omission of the director arising out of his duties as a director of the Company. In September, 1996, the Company entered into similar agreements with two new non-employee directors, and in October 1997 entered into similar agreements with its two newest directors. The Company has directors and officers liability insurance. Insofar as indemnification for liability arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. At present there is no pending or threatened litigation involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company knows of no threatened litigation or proceeding which may result on a claim of indemnification by any director, officer, employee or agent.

ITEM 16.  EXHIBITS.

See the Exhibit Index which is incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i)   To include any Prospectus required by Section 10(a)(3) of the 1933
Act;

     (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided,
                                                                    ---------
however, that paragraphs (1)(i) and (1)(ii) do not apply if the information
-------
required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and where applicable, each filing of an employee benefit plan"s annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's Articles of Incorporation, Bylaws or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection which the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                 SIGNATURE

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Long Beach, State of California, on February 19, 1998.


                                     GRAND PRIX ASSOCIATION
                                     OF LONG BEACH, INC.



                                     By: /s/ Christopher R. Pook
                                        ---------------------------------
                                        Christopher R. Pook
                                        Chairman of the Board,
                                        Chief Executive Officer and President



      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Pook and James P. Michaelian, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instructions he deems necessary or appropriate, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

  Signature                                     Title                               Date
  ---------                                     -----                               ----
/s/ Christopher R. Pook               Chairman of the Board,
-----------------------               President and Chief Executive
CHRISTOPHER R. POOK                   Officer (Principal Executive Officer)    February 19, 1998


/s/ James P. Michaelian               Chief Operating Officer and
-----------------------               Director                                 February 19, 1998
JAMES P. MICHAELIAN


/s/ Ronald C. Shirley                 Chief Financial Officer
-----------------------               (Principal Financial Officer)            February 19, 1998
RONALD C. SHIRLEY


/s/ Daniel Gurney                     Director                                 February 19, 1998
-----------------------
DANIEL GURNEY


/s/ James Sullivan                    Director                                 February 19, 1998
-----------------------
JAMES SULLIVAN


/s/ John R. Queen, III                Director                                 February 19, 1998
-----------------------
JOHN R. QUEEN, III


/s/Wayne Kees                         Director                                 February 19, 1998
-----------------------
WAYNE KEES


/s/ George Pellin                     Director                                 February 19, 1998
-----------------------
GEORGE PELLIN


/s/ Neil Matlins                      Director                                 February 19, 1998
-----------------------
NEIL MATLINS


/s/ Joseph Ainge                      Director                                 February 19, 1998
-----------------------
JOSEPH AINGE


/s/ Gregory Penske                    Director                                 February 19, 1998
-----------------------
GREGORY PENSKE


/s/ H. Lee Combs                      Director                                 February 19, 1998
-----------------------
H. LEE COMBS

                                 EXHIBIT INDEX



The following exhibits to this Form S-3 are incorporated herein by reference except as otherwise stated:

Exhibit No.              Exhibit
-----------   ------------------------------------------------------------------
1.1*          Form of Underwriting Agreement
1.2*          Form of Warrant to L.H. Friend, Weinress, Frankson & Presson, Inc.
3.1*          Restated Articles of Incorporation of the Company
3.2*          Certificate of Correction of Restated Articles of Incorporation
3.3*          Bylaws of the Company
4.1*          Form of Stock Certificate
5.1*          Opinion letter of Law Offices of Edward S. Gelfand regarding the legality of the securities registered
5.2++         Opinion letter of Gartenberg Jaffe Gelfand & Stein LLP relating to the legality of the securities registered on Form S-3 dated
              September 29, 1997.
5.3           Opinion letter of Gartenberg Jaffe Gelfand & Stein LLP relating to the legality of the securities registered on Form S-3 dated
              February 20, 1998 (filed herewith)
10.1*         Amended and restated Agreement dated September 15, 1996 between the Company and the City of Long Beach
10.2*         Official Organizer/Promoter Agreement dated April 5, 1995 between the Company and Championship Auto Racing Teams, Inc. (Certain
              confidential portions of this agreement have been deleted)
10.3*         Agreement dated August 2, 1995 between the Company and Toyota
              Motor Sales, U.S.A., Inc. (Certain confidential portions of this agreement have been deleted)
10.4*         1993 Stock Option Plan of the Company
10.5*         1996 Employee and Director Stock Incentive Plan
10.6*         Employment Agreement dated as of May 16, 1996 between the Company and Christopher R. Pook
10.7*         Employment Agreement dated as of May 16, 1996 between the Company and James P. Michaelian
10.8*         Agreement dated as of May 6, 1996 between the Company and Memphis
              International Motorsports Park and amendment thereto
10.9*         Moral Obligation of State of Illinois dated May 1, 1996 to the
              Southwestern Illinois Development Authority regarding Taxable
              Sports Facility Revenue Bonds, Series 1996
10.10*        Redevelopment Agreement between the City of Madison, Illinois and the Company dated February 27, 1996
10.11*        U.S. Small Business Administration ("SBA") "504" Note (loan number
              CDC-L-GP-489638-30-08-LA) in the principal amount of $750,000 made by the Company to Long Beach Local Development Corporation
10.12*        Short Form Deed of Trust and Assignment of Rents dated July 20,
              1992 (92-2037097) between the Company, as trustor, and Long Beach
              Local Development Corporation, as beneficiary, and Assignment of said Deed of Trust (92-2037098) to SBA
10.13*        Development Company 504 Debenture dated December 16, 1992 in the principal amount of $750,000 made by Long Beach Local Development
              Corporation to fund the SBA loan to the Company
10.14*        Loan Agreement dated June 20, 1992 made between Long Beach
              Development Corporation and the Company with respect to SBA loan to the Company
10.15*        Promissory Note dated June 30, 1992 made by the Company to Harbor
              Bank in the principal amount of $814,000
10.16*        Deed of Trust dated June 30, 1992 (92-1214039) between the
              Company, as trustor, and Harbor Bank, as beneficiary, securing
              $814,000 note
10.17*        Three Tier Bonus Plan of Company
10.18*        Revolving Line of Credit Agreement with West Pointe Bank and Trust
              Company dated February 24, 1995, as amended by
              Extension/Modification Agreement dated February 24, 1996
10.19*        Memorandum of Understanding dated February 26, 1996 by and between the United States of American, Gateway International Motorsports
              Corporation and BBJJ Land Trust

10.20*        Form of Stock Option Agreement for 1993 Stock Option Plan
10.21*        Lease Agreement dated as of June 12, 1996 by and between Helen M.
              Bergfield, trustee and Gateway International Motorsports
              Corporation
10.22*        Lease Agreement dated as of April 1, 1996 by and between Ruth C.
              Franke and Gateway International Motorsports Corporation
10.23*        Lease Agreement dated as of June 1, 1996 by and between Joseph E.
              Trover and Gateway Intentional Motorsports Corporation
10.24*        Form of Loan Agreement by and between Southwestern Illinois
              Development Authority and Gateway International Motorsports
              Corporation
10.25*        Form of Guaranty Agreement made by the Company and Automotive
              Safety & Transportation Systems, Inc. to Magna Trust Company,
              Trustee, dated as of May 1, 1996
10.26*        Form of Mortgage and Security Agreement by and between Gateway
              International Motorsports Corporation, as mortgagor and
              Southwestern Illinois Development Authority, as mortgagee dated as of May 1, 1996
10.27*        Indenture of Trust dated as of May 1, 1996 by Southwestern
              Illinois Development Authority, as mortgagee dated as of May 1,
              1996
10.28*        Form of Tax Escrow Agreement to be entered into between the City of Madison, Illinois, Magna Trust Company, as escrow agent and
              Gateway International Motorsports Corporation
10.29*        Sanction Application and Agreement Form - NASCAR Busch Series,
              Grand National Division between the National Association for Stock
              Car Racing, Inc. and Applicant, dated December 17, 1996,
10.30***      Official Sanction Application Under the Rules and Regulations of
              USAC, between United States Auto Club and Applicant, dated
              November 18, 1996
10.31***      Sanction Agreement Application for National Championship Stock
              Cars between Automobile Racing Club of America and Applicant, dated November 25, 1996
10.32****     Stock Purchase Agreement, dated August 8, 1997, between Midwest
              Facility Investments, Inc., and Grand Prix Association of Long
              Beach, Inc.
10.33****     Registration Rights Agreement, dated August 8, 1997, between
              Midwest Facility Investments, Inc., and Grand Prix Association of
              Long Beach, Inc.
10.34****     Stock Purchase Agreement, dated August 8, 1997, between Penske
              Motorsports, Inc., and Grand Prix Association of Long Beach, Inc.
10.35****     Registration Rights Agreement, dated August 8, 1997, between
              Penske Motorsports, Inc., and Grand Prix Association of Long
              Beach, Inc.
10.36****     Right of First Refusal Agreement, dated August 8, 1997 between
              Midwest Facility Investments, Inc., Penske Motorsports, Inc. and
              various shareholders.
10.37+        Sanction Application and Agreement between Gateway International
              Motorsports Corporation and NASCAR Craftsman Truck Series dated
              October 22, 1997
10.38+        Sanction Application and Agreement between Memphis International
              Motorsports Corporation and NASCAR Craftsman Truck Series dated
              October 22, 1997
21.   *       Subsidiaries of Registrant
23.6 **       Consent of Counsel (filed herewith)
23.7          Consent of Arthur Andersen LLP (filed herewith)

_________________________

   * Incorporated herein by reference to the Company's Registration Statement on Form SB-2 filed with the Commission on May 17, 1996, as amended on June 24, 1996.
  **  Included as part of Exhibit 5.3 filed herewith.
 *** Incorporated herein by reference to the Company's Form 10-KSB/A filed April 8, 1997.
**** Incorporated herein by reference to the Company's Form 8-K filed September 11, 1997.
+ Incorporated herein by reference to the Company's Form 8-K filed November 7, 1997.
++ Incorporated herein by reference to the Company's Form S3 filed September 30, 1997